Exhibit 99.1

FOR IMMEDIATE RELEASE

Cerus Obtains Exclusive Rights to INTERCEPT Blood System from Baxter

CONCORD, Calif., and DEERFIELD, Ill., February 13, 2006 – Cerus Corporation (NASDAQ: CERS) and subsidiaries of Baxter International Inc. (NYSE:BAX) today announced that they have entered into a definitive agreement for Cerus to obtain Baxter’s remaining commercial rights to the INTERCEPT™ Blood System for platelets and plasma effective February 1, 2006.

Cerus now has exclusive rights to the INTERCEPT Blood System for all three commonly transfused components: platelets, plasma and red blood cells, excluding rights in certain Asian countries for platelets and plasma.

“Cerus is now positioned to deliver on a new standard of blood safety with the INTERCEPT Blood System,” said Claes Glassell, president and CEO of Cerus. “We strongly believe pathogen inactivation will have a significant impact on blood safety globally. We look forward to applying our expertise and focus to successfully commercializing the INTERCEPT Blood System.”

“We believe that Cerus is in a good position to assume lead responsibility for the commercialization of the INTERCEPT Blood System on a global basis,” said Kevin McCulloch, general manager for Baxter’s Transfusion Therapies business. “Consistent with our long-standing support for ensuring an adequate supply of the safest blood products possible, we will work closely with Cerus and our customers to ensure a smooth transition of responsibilities.”

Under the agreement:

•                  Cerus has obtained exclusive commercial rights to market INTERCEPT Blood System for platelets and plasma worldwide, except in certain Asian countries in which rights have previously been granted to BioOne Corporation.

•                  Baxter will provide technical service, clinical education and select regulatory activities in Europe through 2006.

•                  Baxter will continue manufacturing responsibilities in support of Cerus’ development and commercialization activities for the platelet system and plasma system through 2008.

•                  Cerus will pay Baxter royalties based on future sales of INTERCEPT Blood System for platelets and plasma. These royalty provisions replace the previous agreement where Cerus received a sharing of gross profit from Baxter sales.

This restructuring does not affect the relationship with the companies’ Asian partner, BioOne Corporation. BioOne continues to maintain the commercial rights to market and distribute INTERCEPT Blood System for platelets and plasma in Japan, China, Taiwan, South Korea, Thailand, Vietnam and Singapore, following receipt of regulatory approval in each of those countries.

CONFERENCE CALL AND FORM 8-K FILING

Cerus Management will hold a conference call at 8:00 am PST today to discuss the agreement, including financial details. Additional information will be contained in a form 8-K filing, being filed with the Securities and Exchange Commission, which may also be found in the investor relations section on www.cerus.com. Interested parties may also access a live Internet broadcast at http://phx.corporate-ir.net/playerlink.zhtml?c=61076&s=wm&e=1212331. For those unable to listen to the live broadcast, the call will be archived temporarily at www.cerus.com

ABOUT THE INTERCEPT BLOOD SYSTEM

The INTERCEPT Blood System is designed to reduce the risk of transfusion-transmitted diseases by inactivating certain pathogens that may be present in donated blood components.

The INTERCEPT Blood System is approved for use in Europe for platelets, and has been implemented by blood centers in several European countries. A CE mark application has been filed for the INTERCEPT Blood System for plasma and three Phase III trials in the United States have been completed. Phase III trials of the INTERCEPT Blood System for red blood cells were halted in 2003 after antibody reactivity was observed in two patients. Based on the development of a modified process that may diminish the likelihood of antibody reactivity with treated red cells, re-entry into clinical trials is planned.

ABOUT CERUS

Cerus Corporation is developing novel products for cancer, infectious disease and blood safety based on multiple, innovative technology platforms. The company is building a pipeline of next generation cancer immunotherapies by combining its proprietary attenuated Listeria vector platform with promising disease antigens. These products are designed to stimulate innate and T cell immune pathways, generating highly potent anti-tumor responses. The company’s KBMA vaccine technology has potential broad applications against multiple pathogens. Cerus is applying its Helinx technology to develop the INTERCEPT Blood System, which is designed to enhance the safety of blood components through pathogen inactivation. The company’s strategy is to leverage the broad potential of its technologies and products both on its own and through alliances. Cerus’ collaborators include MedImmune and investigators at The Johns Hopkins University for cancer immunotherapy and BioOne for the INTERCEPT Blood System.

ABOUT BAXTER

Baxter International Inc., through its subsidiaries, assists health-care professionals and their patients with the treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.

Statements in this news release regarding fulfilment of contractual commitments under the agreement, as well as statements concerning potential efficacy and safety of products, potential regulatory approvals, product development, royalty payments and commercialization are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainties related to the timing and results of clinical trials and other development activities, the acceptability of any data by regulatory authorities, actions by regulatory authorities and other government authorities, including the FDA and foreign counterparts, at any stage of the development or marketing process, technological advances in the medical field, additional financing activities, manufacturing, product demand and market acceptance and adoption of any products, competitive conditions, internal and external factors that could impact commercialization and other factors discussed in each company’s filings with the Securities and Exchange Commission. The companies do not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; all forward-looking statements speak only as of the time when made. Actual results or experience could differ materially from the forward-looking statements.

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Contacts:

Cerus

Baxter

Corporate Communications:

Media:

Ruey-Li Hwang	Jerreau Beaudoin
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